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EXHIBIT 99     PRESS RELEASE

                                 NEWS RELEASE

FOR IMMEDIATE RELEASE                     Contact: William R. Williams
                                                   President and Chief
                                                   Executive Officer
                                                   (330) 532-1517

                      GRAND CENTRAL FINANCIAL CORP, INC.
                          ANNOUNCES RETURN OF CAPITAL

      Wellsville, Ohio, February 18, 2000 - - Grand Central Financial Corp. (Nasdaq SmallCap: GCFC) announced today that its Board of Directors has declared a special cash distribution in the amount of $6.00 per share. The cash distribution will be payable on or about March 17, 2000 to stockholders of record as of the close of business on March 6, 2000. Management of the Company expects that the distribution will be a non-taxable return of capital. The amount of the special cash distribution that would be treated as a return of capital will be treated as a reduction in the cost basis of each share and will not be subject to income tax as a dividend to shareholders.

      William R. Williams, President and Chief Executive Officer of Grand Central Financial Corp., commented that the Company is committed to managing its excess capital and indicated that the Board of Directors declared the special dividend in view of the strong capital position of the Company and its subsidiary, Central Federal Savings and Loan Association. Mr. Williams noted that, on February 9, 2000, the Company announced its intention to repurchase up to five percent of its outstanding shares during the next six months subject to the availability of stock and other market considerations. The Company indicated that it will also consider additional opportunities to repurchase stock in the future.

      The Company's Employee Stock Ownership Plan ("ESOP"), a qualified retirement benefit plan covering all full-time employees, holds approximately 154,556 shares of Company stock. The trustee of the ESOP expects to purchase additional shares in open market transactions beginning after March 17, 2000 with the $927,336 it will receive from the distribution. In addition, the Company expects to record a one-time compensation expense during the current quarter with the pass-through of the special distribution to recipients of awards under the Company's 1999 Stock-Incentive Plan. However, it is anticipated that the special distribution will also result in a reduction of the Company's ongoing compensation expense with respect to such awards as a result of adjustments to the value of unvested shares subject to awards. The aggregate amount of the additional compensation expense in the first quarter is anticipated to be approximately $465,324.


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      Grand Central Financial Corp. is the holding company for Central Federal
Savings and Loan Association of Wellsville, which operates two full-service branches in Columbiana and Jefferson Counties in Eastern Ohio.

      Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.